EXHIBIT 99.6

FORMER NBA ALL-STAR, L.A. LAKER, THE IRREPRESSIBLE FLYNN ROBINSON JOINS BENTLEY'S CELEBRITY-PRO.COM E-COMMERCE VENTURE
Monday, September 11, 2000 07:24 AM

LOS ANGELES--(BUSINESS WIRE)--Sept. 11, 2000--Bentley Communications Corp. (OTCBB:BTLY) today announced that the company was unveiling its Celebrity-Pro.com, an E-Commerce profit sharing Web site program. The company is pleased to introduce the Los Angeles Lakers All-Star Flynn Robinson. He is the third celebrity to be appointed to this "signature" endorsement and co-branding program.

Bentley will provide all products and services to its hand-selected members. Also in conjunction with the individual celebrity, Bentley will provide quality innovative, personally monogrammed stylish and practical products to be offered in the star's cyber shop section on BentleyBlvd.com (a newly developed virtual mall opening soon).

"The profit potential is unlimited," said Flynn Robinson, former NBA All-Star and star of the L.A.Lakers team that won 33 games in a row and an NBA Championship in the 1971-1972 season. Robinson is famous for his dedication and willingness to go the "extra mile" to succeed. He also plays for the Bentley Sponsored Senior Basketball Team, which has won three gold medals in Senior Olympic Tournaments over the years.

Flynn Robinson first entered his career at Elgin School in Elgin, Ill. His senior year he made all-state and still holds many of the school's scoring records today.

Robinson attended the University of Wyoming where he broke the scoring record by averaging 26 points per game and totaling 2,048 points in 3 years. He was chosen as an All American his senior year.

In 1965, Robinson was the twelfth pick in the first round of the draft by the Cincinnati Royals (today known as the Sacramento Kings). During his tenure with the NBA, Robinson played for the Chicago Bulls, Milwaukee Bucks, Cincinnati Royals, and the Los Angeles Lakers. He also shared the court with Hall of Fame inductees Wilt Chamberlain, Kareem Abdoul-Jabar, Oscar Robinson, Jerry West and Elgin Baylor.

Robinson led the NBA in free throw percentages with an 89.9% and was selected to the NBA All-Star team in 1969. In the 1971-1972 season, Robinson was instrumental in helping the Lakers in their 33-game win streak, a record still held today. Lakers Hall of Fame announcer Chick Hern referred to Flynn as the "electric eye" for his great shooting abilities.

Today, Flynn Robinson is giving back to the community by giving young basketball hopefuls tutoring in the fine art of the game. Robinson is still active in basketball and brought home two gold medals in the 1997-1998 Senior Olympics. In 1999, Flynn was named MVP at a senior basketball tournament in Chicago, Ill.

"With household names like `electric eye' Robinson and other Celebrities opening their Cyber Shops on BentleyBlvd, we will benefit from this and other joint ventures, where we will promote via the Celebrity's websites, all the private label `exclusive' marketing, advertising and fashion apparel with related accessories and memorabilia to the public on the Internet where Bentley's affiliates such as Twirlme Mall and BuynetPlaza etc. are experiencing over 100,000 combined hits per day," said Gordon Lee, CEO.

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may differ from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, risk inherent in the company's domestic and international operations, imprecision in estimating product reserves and the company's ability to replace and expand its holdings.

CONTACT:  Bentley Communications Corp., Los Angeles
Gordon Lee, 310/342-0760
Fax:  310/342-0704
GordonLee@BentleyCommCorp.com
www.bentleycommcorp.com
www.twirlme.com
www.buynetplaza.com
www.spencerhaywood.com
www.bentleycferts.com